Exhibit 4.7

LOAN AGREEMENT

AND

STOCK PURCHASE AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") dated this 9 th day of October, 2006 BETWEEN:

Andrey Anikeyev of 1508 Southwest 57th Terrace, Cape Coral, FL 33194
(the "Lender")
Social Security Number ###-##-####

OF THE FIRST PART

AND

Mega Media Group, Inc. of 1122 Coney Island Avenue, Brooklyn, NY 11230

(the "Borrower")

OF THE SECOND PART

IN CONSIDERATION OF the Lender loaning certain monies (the "Loan") to the Borrower, and the Borrower repaying the Loan to the Lender, both parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement:

Loan Amount & Interest

1.
The Lender promises to loan One Hundred Thousand, ($100,000.00 ) USD, to the Borrower and the Borrower promises to repay this principal amount to the Lender, at such address as may be provided in writing, with interest payable on the unpaid principal at the rate of 9.00 percent per annum, calculated yearly not in advance.

Stock Conversion Agreement

2.	The Lender has the right to convert the loan at anytime prior to repayment by the barrower to convert the loan into the common stock of the company at $0.30 thirty cents per share.
3.
Lender has full power and authority to enter into this Stock Conversion Agreement and constitute the legal, valid and binding obligation of Lender enforceable against Lender in accordance with its terms.

4.
If Lender exercises the conversion into the Shares for investment purposes only and for Lender's own account, not as nominee or agent, and Lender has no present intention of selling, transferring or otherwise distributing or disposing of the Shares or granting any interests therein.

5.
Lender has had the opportunity to meet with management of Issuer and ask questions about the terms and conditions of this offering and the operations, business, finances, properties and prospects of Issuer and all such questions have been answered to the satisfaction of Lender. Lender has received all the information that such Lender considers necessary or appropriate for deciding whether to purchase the Shares.

6.
Lender is an investor in securities of companies in the development stage and such Lender is able to fend for itself or himself, can bear the economic risk of an investment in the Shares, and has such knowledge and experience in business and financial matters that such Lender is capable of evaluating the merit and risks of the investment in the Shares.

7.
Lender is an "accredited investor" as such term is defined in Rule 50 1(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"), a copy of which Rule is attached hereto as Exhibit A.

8.
Lender is aware that the Shares have not been registered under the Act. The Shares cannot be sold, transferred, pledged or otherwise distributed by Lender unless a registration statement registering the Shares under the Act has been filed with the Securities and Exchange Commission and has become effective or unless the Shares are sold or otherwise distributed in a transaction in respect of which Issuer has previously received an opinion, satisfactory to Issuer, stating that such registration is not required.

9.
Issuer may prevent transfer and registration of transfer of the Shares unless Issuer shall have received an opinion from counsel satisfactory to it to the effect that any such transfer would not violate the Act of the applicable laws of any state.

10.	In the event of conversion Issuer shall cause each stock certificate evidencing the Shares to bear the following legend:

"These securities have not been registered under the Securities Act of 1933, as amended (the "Act"). These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to such securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required."

Payment

11.	This Loan will be repaid in full 3 months from the execution of this Agreement.

Default
12.
Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing and interest due under this Agreement at that time to be immediately due and payable.

Governing Law
13.	This Agreement will be construed in accordance with and governed by the laws of theStateofNewYork.

Costs
14.
All costs, expenses and expenditures including, without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paidbytheBorrower.

Assignment
15.
This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower. The Borrower waives presentment for payment, notice of non-payment, protest, and noticeofprotest.

Amendments
16.	This Agreement may only be amended or modified by a written instrument executedbyboththeBorrowerandtheLender.

Severability
17.
The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

General Provisions
18.
Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminineandviceversa.

Entire Agreement
19.	This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 9th day of October, 2006

By:	/s/ Mr. Andrey An'eyev--
Mr. Andrey An'eyev--

Mega Media Group, Inc

Per:

(Seal)

.

PROMISSORY NOTE

Borrower: Mega Media Group, Inc. of 1122 Coney Island Avenue, Brooklyn, NY 11230

Lender: Andrey Anikeyev

Principal Amount: $100,000.00

1.
FOR VALUE RECEIVED, Mega Media Group, Inc. promises to pay to Andrey Anikeyev at such address as may be provided in writing to Mega Media Group, Inc., the principal sum of One Hundred thousand ( $100,000.00 ) USD, with interest payable on the unpaid principal at the rate of 9.00 percent per annum, calculated yearly not in advance.

2.	This Note will be repaid in full 3 months from the execution of this Note.

3.	At any time while not in default under this Note, Mega Media Group, Inc. may pay the outstanding balance then owing under this Note to Andrey Anikeyev without further bonus or penalty.

4.	This Note will be construed in accordance with and governed by the laws of the State of New York.

5.
All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by Andrey Anikeyev in enforcing this Note as a result of any default by Mega Media Group, Inc., will be added to the principal then outstanding and will immediately be paid by Mega Media Group, Inc..

6.
This Note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of Mega Media Group, Inc. and Danny Vinokur. Mega Media Group, Inc. waives presentment for payment, notice of non-payment, protest and notice of protest.

IN WITNESS WHEREOF Mega Media Group, Inc. has duly affixed its signature by a duly authorized officer under seal on this 9th day of October, 2006.

SIGNED, SEALED AND DEL IVERED this 9th day of October, 2006 in the presence of:	(Seal) Mega Media Group, Inc